Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Preliminary Prospectus of Benefitfocus, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2015, with respect to the consolidated financial statements and schedule of Benefitfocus, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

July 27, 2015